Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT: Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN Financial, Inc. Announces Fourth Quarter Results

Fourth Quarter Highlights

●	Net income of $0.4 million, down $1.3 million from $1.7 million for fourth quarter of 2016
●	Diluted earnings per share of $0.08, down $0.27 from $0.35 for fourth quarter of 2016
●	Income tax expense of $1.6 million, up $0.6 million from $1.0 million in the fourth quarter of 2016
●	Interest income yield enhancements decreased $0.6 million in fourth quarter of 2017 compared to fourth quarter of 2016

Annual Highlights

●	Net income of $4.4 million, down $2.0 million from $6.4 million for 2016
●	Diluted earnings per share of $0.90, down $0.44 from $1.34 for 2016
●	Income tax expense of $4.4 million, up $0.3 million from $4.1 million in 2016
●	Interest income yield enhancements decreased $2.1 million in 2017 compared to 2016
●	Total assets of $723 million, up $41 million from $682 million at December 31, 2016

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2017	2016	2017	2016
Net income	$387	1,684	$4,404	6,350
Diluted earnings per share	0.08	0.35	0.90	1.34
Return on average assets (annualized)	0.21%	0.99%	0.63%	0.96%
Return on average equity (annualized)	1.88%	8.93%	5.52%	8.71%
Book value per share	$17.97	16.91	$17.97	16.91

ROCHESTER, Minn., Jan. 29, 2018 (GLOBE NEWSWIRE) -- HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $723 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.4 million for the fourth quarter of 2017, a decrease of $1.3 million compared to net income of $1.7 million for the fourth quarter of 2016.  Diluted earnings per share for the fourth quarter of 2017 was $0.08, a decrease of $0.27 from the diluted earnings per share of $0.35 for the fourth quarter of 2016. The decrease in net income for the fourth quarter of 2017 is due primarily to a $0.6 million increase in income tax expense.  The increase is due primarily to the $1.1 million decrease in the Company’s net deferred tax asset as result of the reduction in the corporate federal tax rate in connection with the enactment of the Tax Cuts and Jobs Act on December 22, 2017.  Net income also decreased because of a $0.2 million decrease in the gain on sales of loans due to a decrease in mortgage loan activity.  The loan loss provision also increased $0.5 million due to increased reserves established on certain commercial loans between the periods.

President’s Statement

“The decrease in the corporate federal tax rate had a negative effect on net income in the fourth quarter of 2017 due to the write down of our deferred tax asset,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Even though the corporate income tax rate change negatively impacted the fourth quarter results, we look forward to the positive impact of the lower federal tax rate on our earnings in future periods.”

Fourth Quarter Results

Net Interest Income

Net interest income was $6.3 million for the fourth quarter of 2017, the same as for the fourth quarter of 2016.  Interest income was $6.8 million for the fourth quarter of 2017, an increase of $0.1 million, or 0.8%, from $6.7 million for the same period in 2016.  Interest income increased $0.6 million because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in a 9 basis point increase in the average yields earned between the periods.  While the average interest-earning assets increased $45.8 million between the periods, the average interest-earning assets held in higher yielding loans increased $39.4 million and the amount of average interest-earning assets held in lower yielding cash and investments increased $6.4 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods.  The increase in interest income as a result of these items was entirely offset by a decrease in interest income as a result of recognizing a lower amount of yield enhancements between the periods.  Interest income decreased $0.6 million due to a decrease in the amount of yield enhancements recognized from loan prepayment penalties, yield adjustments on purchased loans, and the interest payments received on non-accruing and previously charged off commercial real estate loans.  This resulted in a 35 basis point decrease in the average yield between the periods.  It is anticipated that the yield enhancements relating to these items will be lower in subsequent periods as the pool of non-accruing and purchased loans continues to decline.  The average yield earned on interest-earning assets was 3.89% for the fourth quarter of 2017, a decrease of 26 basis points from 4.15% for the fourth quarter of 2016.  The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield adjustments recognized between the periods on previously charged off commercial real estate loans.

Interest expense was $0.4 million for the fourth quarter of 2017, the same as for the fourth quarter of 2016. The average interest rate paid on non-interest and interest-bearing liabilities was 0.27% for the fourth quarter of 2017, a decrease of 1 basis point from the fourth quarter of 2016.  The average non-interest and interest-bearing liabilities increased $37.8 million between the periods, the average amount held in lower rate checking, savings, and money market accounts increased $17.3 million, the average amount held in higher rate premium money market accounts increased $21.4 million, and the average amount held in higher rate borrowings and certificates of deposit decreased $0.5 million between the periods.  Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2017 was 3.64%, a decrease of 25 basis points, compared to 3.89% for the fourth quarter of 2016.  The decrease in the net interest margin is primarily related to the decrease in yield adjustments recognized between the periods on previously charged off commercial real estate loans.

A summary of the Company’s net interest margin for the three month periods ended December 31, 2017 and 2016 is as follows:

	For the three-month period ended
	December 31, 2017			December 31, 2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$76,154	310	1.62%	$76,912	281	1.45%
Loans held for sale	2,030	25	4.89	2,783	27	3.86
Mortgage loans, net	114,808	1,182	4.08	108,133	1,072	3.94
Commercial loans, net	393,823	4,257	4.29	360,355	4,406	4.86
Consumer loans, net	73,964	913	4.90	73,969	900	4.84
Cash equivalents	28,045	76	1.08	20,908	23	0.44
Federal Home Loan Bank stock	818	4	1.94	806	2	0.86
Total interest-earning assets	$689,642	6,767	3.89	$643,866	6,711	4.15

Interest-bearing liabilities:
NOW accounts	$86,327	11	0.05	$89,864	14	0.06
Savings accounts	75,335	15	0.08	72,896	15	0.08
Money market accounts	192,399	171	0.35	170,475	99	0.23
Certificates	110,884	238	0.85	101,889	147	0.57
Advances and other borrowings	0	0	0.00	9,511	145	6.05
Total interest-bearing liabilities	$464,945			$444,635
Non-interest checking	162,275			144,626
Other non-interest bearing deposits	1,037			1,206
Total interest-bearing liabilities and non-interest bearing deposits	$628,257	435	0.27	$590,467	420	0.28
Net interest income		6,332			6,291
Net interest rate spread			3.62%			3.87%
Net interest margin			3.64%			3.89%

Provision for Loan Losses

The provision for loan losses was $0.1 million for the fourth quarter of 2017, an increase of $0.5 million compared to ($0.4) million for the fourth quarter of 2016. The provision for loan losses increased between the periods primarily because of the increase in the reserves required on certain commercial loans due to deterioration of their credit quality in the fourth quarter of 2017.  Total non-performing assets were $3.8 million at December 31, 2017, an increase of $0.1 million from September 30, 2017. Non-performing loans decreased $0.1 million and foreclosed and repossessed assets increased $0.2 million during the fourth quarter of 2017.

A reconciliation of the allowance for loan losses for the fourth quarters of 2017 and 2016 is summarized as follows:

(Dollars in thousands)	2017	2016
Balance at September 30,	$9,277	$10,306
Provision	59	(374)
Charge offs:
Commercial	(10)	(80)
Commercial real estate	(50)	0
Consumer	(25)	(79)
Recoveries	60	130
Balance at December 31,	$9,311	$9,903

Allocated to:
General allowance	$8,238	$8,915
Specific allowance	1,073	988
	$9,311	$9,903

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2017.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2017	2017	2016
Non-Performing Loans:
Single family	$949	$800	$916
Commercial real estate	1,364	1,666	1,384
Consumer	553	545	630
Commercial	278	297	343
Total	3,144	3,308	3,273

Foreclosed and Repossessed Assets:
Commercial real estate	627	414	611
Consumer	0	1	16
Total non-performing assets	$3,771	$3,723	$3,900
Total as a percentage of total assets	0.52%	0.52%	0.57%
Total non-performing loans	$3,144	$3,308	$3,273
Total as a percentage of total loans receivable, net	0.54%	0.57%	0.59%
Allowance for loan losses to non-performing loans	296.11%	280.45%	302.56%

Delinquency Data:
Delinquencies (1)
30+ days	$1,789	$2,070	$917
90+ days	0	0	0
Delinquencies as a percentage of loan and lease portfolio (1)
30+ days	0.30%	0.35%	0.16%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.0 million for the fourth quarter of 2017, a decrease of $0.2 million, or 10.8%, from $2.2 million for the same period of 2016. The decrease in non-interest income is primarily related to the $0.2 million decrease in the gain on sales of loans due to a decrease in single family loan originations and sales between the periods. Fees and service charges decreased slightly between the periods due to a decrease in overdraft fees.  Other non-interest income decreased slightly because of a decrease in the sales of uninsured investment products between the periods.

Non-interest expense was $6.2 million for the fourth quarter of 2017, the same as the fourth quarter of 2016. Compensation expense decreased $0.1 million between the periods due primarily to a decrease in incentives earned because of the decrease in loan volume and a decrease in the number of employees between the periods.  Occupancy and equipment expense decreased $0.1 million because of decrease in the non-capitalized software purchased between the periods.  Professional services expense decreased $0.1 million between the periods primarily because of a decrease in legal expenses.  These decreases in non-interest expenses were entirely offset by other increases in non-interest expense including a $0.2 million decrease in the gains on real estate owned because there were fewer sales in the fourth quarter of 2017 when compared to the same period of 2016.  Other non-interest expense increased $0.1 due primarily to an increase in advertising expenses between the periods.

Income tax expense was $1.6 million for the fourth quarter of 2017, an increase of $0.6 million from $1.0 million for the fourth quarter of 2016. The increase in income tax expense between the periods is due primarily to the $1.1 million decrease in the Company’s net deferred tax asset as result of the reduction in the corporate federal tax rate in connection with the enactment of the Tax Cuts and Jobs Act on December 22, 2017.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2017 was 0.21%, compared to 0.99% for the fourth quarter of 2016.  Return on average equity (annualized) was 1.88% for the fourth quarter of 2017, compared to 8.93% for the same period of 2016.  Book value per share at December 31, 2017 was $17.97, compared to $16.91 at December 31, 2016.

Annual Results

Net Income

Net income was $4.4 million for 2017, a decrease of $2.0 million, or 30.6%, compared to net income of $6.4 million for 2016.  Diluted earnings per share for the year ended December 31, 2017 was $0.90, a decrease of $0.44 per share compared to diluted earnings per share of $1.34 for the year ended December 31, 2016.  The decrease in net income for 2017 is due primarily to a $0.3 million increase in income tax expense.  The increase in income tax expense is due primarily to the $1.1 million decrease in the Company’s net deferred tax asset as result of the reduction in the corporate federal tax rate in connection with the enactment of the Tax Cuts and Jobs Act on December 22, 2017.   Net income also decreased $0.5 million due to a decrease in the gain on sales of loans because of a decrease in mortgage loans activity, $0.5 million due to a decrease in the gains on real estate owned because of fewer sales, $0.4 million due to an increase in other non-interest expenses primarily related to advertising expenses, $0.2 million because of an increase in compensation and benefits, and $0.1 million due to an increase in the loan loss provision between the periods.  These decreases in net income were partially offset by an increase in net interest income of $0.1 million between the periods as a result of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held between the periods.

Net Interest Income

Net interest income was $25.9 million for 2017, an increase of $0.1 million, or 0.5%, from $25.8 million for the same period of 2016.  Interest income was $27.7 million for 2017, an increase of $0.4 million, or 1.2%, from $27.3 million for the same period of 2016.  Interest income increased $2.4 million because of an increase in the average interest-earning assets and a change in the composition of the average interest-earning assets held, which resulted in a 6 basis point increase in the average yields earned between the periods.  While the average interest-earning assets increased $43.2 million between the periods, the average interest-earning assets held in higher yielding loans increased $58.8 million and the amount of average interest-earning assets held in lower yielding cash and investments decreased $15.6 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of an increase in loan originations and a reduction in loan payoffs between the periods.  The increase in interest income as a result of these items was partially offset by a decrease in interest income as a result of recognizing a lower amount of yield enhancements between the periods.  Interest income decreased $2.1 million due to a decrease in the amount of yield enhancements recognized from loan prepayment penalties, yield adjustments on purchased loans, and the interest payments received on non-accruing and previously charged off commercial real estate loans.  This resulted in a 29 basis point decrease in the average yield between the periods.  It is anticipated that the yield enhancements relating to these items will be lower in subsequent periods as the pool of non-accruing and purchased loans continues to decline.  The average yield earned on interest-earning assets was 4.13% for 2017, a decrease of 23 basis points from 4.36% for 2016.  The decrease in the average yield earned on interest-earning assets is primarily related to the decrease in yield enhancements recognized between the periods.

Interest expense was $1.8 million for 2017, an increase of $0.2 million, or 12.8%, compared to $1.6 million for 2016.  The average interest rate paid on non-interest and interest-bearing liabilities was 0.29% for 2017, an increase of 1 basis point from 0.28% for 2016.  The average rate paid increased between the periods due to an increase in the rates paid on certain money market and certificate of deposit accounts that was partially offset by a decrease in the interest paid on other borrowings due to a decrease in the average borrowings outstanding between the periods.  The average non-interest and interest-bearing liabilities increased $34.6 million between the periods, the average amount held in lower rate checking, savings, and money market accounts increased $10.4 million, the average amount held in higher rate premium money market accounts increased $22.5 million, and the average amount held in higher rate borrowings and certificates of deposit increased $1.7 million between the periods.  Net interest margin (net interest income divided by average interest-earning assets) for 2017 was 3.86%, a decrease of 25 basis points, compared to 4.11% for 2016.  The decrease in the net interest margin is primarily related to the decrease in yield enhancements recognized between the periods.

A summary of the Company’s net interest margin for 2017 and 2016 is as follows:

	For the twelve-month period ended
	December 31, 2017			December 31, 2016
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$76,559	1,160	1.52%	$86,159	1,347	1.56%
Loans held for sale	1,905	94	4.93	3,046	126	4.14
Mortgage loans, net	113,733	4,592	4.04	103,040	4,272	4.15
Commercial loans, net	386,716	18,142	4.69	339,521	18,036	5.31
Consumer loans, net	73,445	3,540	4.82	71,413	3,466	4.85
Cash equivalents	17,214	140	0.81	23,337	96	0.41
Federal Home Loan Bank stock	874	12	1.37	770	6	0.78
Total interest-earning assets	$670,446	27,680	4.13	$627,286	27,349	4.36

Interest-bearing liabilities:
NOW accounts	$87,416	77	0.09	$85,440	50	0.06
Savings accounts	76,592	63	0.08	71,728	62	0.09
Money market accounts	179,675	560	0.31	164,522	366	0.22
Certificates	106,006	770	0.73	100,942	524	0.52
Advances and other borrowings	6,335	327	5.16	9,374	591	6.30
Total interest-bearing liabilities	$456,024			$432,006
Non-interest checking	156,149			145,450
Other non-interest bearing deposits	1,279			1,434
Total interest-bearing liabilities and non-interest bearing deposits	$613,452	1,797	0.29	$578,890	1,593	0.28
Net interest income		25,883			25,756
Net interest rate spread			3.84%			4.08%
Net interest margin			3.86%			4.11%

Provision for Loan Losses

The provision for loan losses was ($0.5) million for the year ended December 31, 2017, an increase of $0.1 million, from ($0.6) million for the year ended December 31, 2016.  The provision for loan losses increased between the periods primarily because of the increase in the reserves required on certain commercial loans due to a deterioration of their credit quality between the periods.  Total non-performing assets were $3.8 million at December 31, 2017, a decrease of $0.1 million, or 3.3%, from $3.9 million at December 31, 2016.  Non-performing loans decreased $0.1 million and foreclosed and repossessed assets were the same between the periods.

A reconciliation of the allowance for loan losses for 2017 and 2016 is summarized as follows:

(in thousands)	2017	2016
Balance beginning of period	$9,903	$9,709
Provision	(523)	(645)
Charge offs:
Commercial	(311)	(180)
Commercial real estate	(50)	(67)
Consumer	(288)	(108)
Single family mortgage	(6)	(66)
Recoveries	586	1,260
Balance at December 31,	$9,311	$9,903

Non-Interest Income and Expense

Non-interest income was $7.7 million for the year ended December 31, 2017, a decrease of $0.5 million, or 6.7%, from $8.2 million for the year ended December 31, 2016.  The decrease in non-interest income is primarily related to the $0.5 million decrease in the gain on sales of loans due to a decrease in single family loan originations and sales between the periods.  Fees and service charges decreased $0.1 million between the periods due primarily to a decrease in overdraft fees. Other non-interest income decreased $0.1 million primarily because of a decrease in the revenue earned on the sale of uninsured investment products between the periods.  These decreases in non-interest income were partially offset by a $0.1 million increase in loan servicing fees earned between the periods.

Non-interest expense was $25.3 million for the year ended December 31, 2017, an increase of $1.2 million, or 4.7%, from $24.1 million for the year ended December 31, 2016. Gains on real estate owned decreased $0.5 million between the periods due to fewer sales in 2017 when compared to 2016.  Other non-interest expense increased $0.4 million primarily due to an increase in advertising expense between the periods.  Compensation expense increased $0.2 million between the periods due to normal annual salary increases between the periods. Occupancy and equipment expense increased slightly because of increased software and equipment expenses. Professional services expense increased slightly primarily due to an increase in legal expenses between the periods. These increases in non-interest expense were partially offset by a $0.1 million decrease in data processing expense due to a decrease in debit card costs between the periods.

Income tax expense was $4.4 million for the year ended December 31, 2017, an increase of $0.3 million, from $4.1 million for the year ended December 31, 2016. The increase in income tax expense is due primarily to the $1.1 million decrease in the Company’s net deferred tax asset as result of the reduction in the corporate federal tax rate in connection with the enactment of the Tax Cuts and Jobs Act on December 22, 2017.

Return on Assets and Equity

Return on average assets (annualized) for 2017 was 0.63%, compared to 0.96% for 2016.  Return on average equity (annualized) was 5.52% for 2017, compared to 8.71% for 2016.  Book value per share at December 31, 2017 was $17.97, compared to $16.91 at December 31, 2016.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa.  The Bank also operates two loan origination offices in Minnesota located in Sartell and Owatonna, and one loan origination office in Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the extent of the positive impact of the lower federal tax rates on future earnings; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including additional changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the FHLB; technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties.  Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2017	2016
	(unaudited)
Assets
Cash and cash equivalents	$37,564	27,561
Securities available for sale:
Mortgage-backed and related securities (amortized cost $5,148 and $993)	5,068	1,005
Other marketable securities (amortized cost $73,653 and $78,846)	72,404	77,472
	77,472	78,477

Loans held for sale	1,837	2,009
Loans receivable, net	585,931	551,171
Accrued interest receivable	2,344	2,626
Real estate, net	627	611
Federal Home Loan Bank stock, at cost	817	770
Mortgage servicing rights, net	1,724	1,604
Premises and equipment, net	8,226	8,223
Goodwill	802	802
Core deposit intangible	355	454
Prepaid expenses and other assets	1,314	1,768
Deferred tax asset, net	3,672	5,947
Total assets	$722,685	682,023

Liabilities and Stockholders’ Equity
Deposits	$635,601	592,811
Other borrowings	0	7,000
Accrued interest payable	146	236
Customer escrows	1,147	1,011
Accrued expenses and other liabilities	4,973	5,046
Total liabilities	641,867	606,104
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued shares 0	0	0
Common stock ($.01 par value): authorized 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	50,623	50,566
Retained earnings, subject to certain restrictions	91,448	86,886
Accumulated other comprehensive loss	(957)	(820)
Unearned employee stock ownership plan shares	(2,030)	(2,223)
Treasury stock, at cost 4,631,124 and 4,639,739 shares	(58,357)	(58,581)
Total stockholders’ equity	80,818	75,919
Total liabilities and stockholders’ equity	$722,685	682,023

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$6,377	6,405	26,368	25,900
Securities available for sale:
Mortgage-backed and related	28	10	57	58
Other marketable	282	271	1,103	1,289
Cash equivalents	76	23	140	96
Other	4	2	12	6
Total interest income	6,767	6,711	27,680	27,349

Interest expense:
Deposits	435	275	1,470	1,002
Advances and other borrowings	0	145	327	591
Total interest expense	435	420	1,797	1,593
Net interest income	6,332	6,291	25,883	25,756
Provision for loan losses	59	(374)	(523)	(645)
Net interest income after provision for loan losses	6,273	6,665	26,406	26,401

Non-interest income:
Fees and service charges	837	874	3,354	3,427
Loan servicing fees	296	296	1,202	1,108
Gain on sales of loans	610	770	2,138	2,618
Other	216	257	960	1,048
Total non-interest income	1,959	2,197	7,654	8,201

Non-interest expense:
Compensation and benefits	3,641	3,748	15,007	14,764
Gains on real estate owned	0	(161)	(72)	(596)
Occupancy and equipment	953	1,047	4,068	4,041
Data processing	311	308	1,106	1,161
Professional services	302	386	1,285	1,257
Other	1,002	877	3,860	3,503
Total non-interest expense	6,209	6,205	25,254	24,130
Income before income tax expense	2,023	2,657	8,806	10,472
Income tax expense	1,636	973	4,402	4,122
Net income	387	1,684	4,404	6,350
Other comprehensive loss, net of tax	(494)	(737)	(137)	(606)
Comprehensive income (loss) available to common shareholders	$(107)	947	4,267	5,744
Basic earnings per share	$0.09	0.40	1.04	1.52
Diluted earnings per share	$0.08	0.35	0.90	1.34

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
Selected Financial Data:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
I. OPERATING DATA:
Interest income	$6,767	6,711	27,680	27,349
Interest expense	435	420	1,797	1,593
Net interest income	6,332	6,291	25,883	25,756

II. AVERAGE BALANCES:
Assets (1)	716,465	674,792	697,589	658,407
Loans receivable, net.	582,595	542,457	573,894	513,974
Mortgage-backed and related securities (1)	76,154	76,912	76,559	86,159
Interest-earning assets (1)	689,642	643,866	670,446	627,286
Interest-bearing liabilities	628,257	590,467	613,452	578,890
Equity (1)	81,936	75,016	79,767	72,869

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.21%	0.99%	0.63%	0.96%
Interest rate spread information:
Average during period	3.62	3.87	3.84	4.08
End of period	3.97	3.87	3.97	3.87
Net interest margin	3.64	3.89	3.86	4.11
Ratio of operating expense to average total assets (annualized)	3.44	3.66	3.62	3.66
Return on average common equity (annualized)	1.88	8.93	5.52	8.71
Efficiency	74.88	73.10	75.30	71.06
	December 31,	December 31,
	2017	2016
IV. EMPLOYEE DATA:
Number of full time equivalent employees	187	200

V. ASSET QUALITY:
Total non-performing assets	$3,771	3,900
Non-performing assets to total assets	0.52%	0.57%
Non-performing loans to total loans receivable, net	0.54%	0.59%
Allowance for loan losses	$9,311	9,903
Allowance for loan losses to total assets	1.29%	1.45%
Allowance for loan losses to total loans receivable, net	1.59	1.80
Allowance for loan losses to non-performing loans	296.11

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$17.97	16.91
	Year Ended	Year Ended
	Dec 31, 2017	Dec 31, 2016
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.18%	11.13%
Average stockholders’ equity to average assets (1)	11.43	11.07
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.29	108.36
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.45	13.42
Tier 1 capital leverage ratio	10.68	11.55
Tier 1 capital ratio	12.45	13.42
Risk-based capital	13.71	14.68

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.